Exhibit 10(v)

MARKETING AGREEMENT

This Marketing Agreement is made and entered into and effective as of October 10, 2005, by and between the parties as follows:

Conseco Marketing L.L.C., an Indiana Limited Liability Company (“CONSECO”), and Legacy Marketing Group, a California corporation (“LMG”), based on the following facts:

A.

LMG and Conseco Insurance Company and Conseco Services L.L.C. are entering into an Administrative Services Agreement pursuant to which certain insurance business is to be administered by LMG.

B.

CONSECO is, and from time to time will be, affiliated with a number of insurance and related service companies, hereinafter called the “Conseco Companies,” that offer and service annuity, life and health insurance products.

C.

The objective of this Agreement is to provide an arrangement to sell certain Proprietary Products offered by CONSECO through Legacy Marketing Group.

D.

LMG is engaged in the business of marketing insurance products to Wholesalers and Producers nationally and has developed a significant marketing operation and independent distribution channel, identified as: “Producers,” duly licensed and appointed independent insurance agents; and “Wholesalers,” duly licensed and appointed independent insurance agents or agencies who are responsible for  recruiting, training and managing Producers.

E.

CONSECO desires to have LMG utilize its marketing operation and sales force for the solicitation of the Proprietary Products.

Based on the foregoing facts, LMG and CONSECO (“the parties”) agree as follows:

1.

DESIGNATION OF LMG AND SCOPE OF LMG’S AUTHORITY

1.1.

CONSECO designates LMG to appoint Wholesalers and Producers on behalf of CONSECO for the solicitation of the Proprietary Products.  Such appointments will take place in accordance with the Administrative Services Agreement executed by the parties.

1.2.

LMG is designated by CONSECO to market the Proprietary Products to LMG’s Wholesalers and Producers who will solicit applications and to otherwise transact the business of this Agreement.

1.3.

LMG will have a written Producer Agreement with each Wholesaler and Producer, to which CONSECO will not be a party and shall have no obligation or liability thereunder.

*Confidential information omitted and filed separately with the SEC.

1.4.

It is understood and agreed that LMG is an independent contractor, and nothing herein shall be construed to create the relationship of employer or employee between CONSECO and LMG or between CONSECO and any officer, employee, Wholesaler, Producer, or other associated person of LMG.  Neither LMG nor any Wholesaler or Producer has authority to incur any liability on behalf of, or to bind, CONSECO in any way or change its rights, duties, or obligations, except as may be set forth in the Administrative Services Agreement between CONSECO and LMG.

1.5.

All Wholesalers and Producers who have been recruited by LMG and are appointed with CONSECO using criteria established by CONSECO to sell Proprietary Products  shall be identified by CONSECO as Wholesalers and Producers of LMG as to such  Proprietary Products.   Any and all contracts entered into by and between such Wholesalers or Producers with respect to such  Proprietary Products  shall be coded by LMG onto its system and deemed Wholesalers and Producers of LMG.    Upon CONSECO’s reasonable request,  LMG will terminate the appointment of any agent appointed with CONSECO.  In any event, CONSECO shall impose no more restrictive criteria for LMG’s Wholesalers and Producers than for  any other  similar distribution channel of CONSECO.

1.6

CONSECO and the Conseco Companies shall not directly or indirectly appoint Wholesalers and Producers of LMG for the purpose of selling non-Proprietary Products who are not contracted and/or appointed with CONSECO as of the date of this Agreement and during the term of this Agreement and for * (*) months following the termination of the Agreement.  LMG may be willing to discuss other arrangements if the circumstances warrant.  In any event, CONSECO shall offer to LMG no less than the highest contracting commission to LMG for any non-Proprietary Products of CONSECO.

2.

RIGHTS AND OBLIGATIONS OF CONSECO

2.1.

Subject to Section 2.2, CONSECO and LMG will work together to develop new products to be underwritten by CONSECO and made available to LMG Producers and Wholesalers as specified on “Work Orders.” The parties may, from time to time, agree in writing to append Work Orders to this Agreement. The products set forth on Work Orders, executed by both parties, shall be referred to as a “Proprietary Product” or “Proprietary Products” throughout this Agreement. Each new Proprietary Product Work Order will provide for the compensation payable to LMG from CONSECO pertaining to that new Proprietary Product.    The marketing allowance and commissions provided for in each Work Order may vary with the development of each new Proprietary Product.  Such marketing allowance will be specifically provided for in that Proprietary Product’s Work Order, or any subsequent amendments to the Work Order.

2.2.

LMG will provide to CONSECO a Product Summary Overview for a proposed Proprietary Product, containing a general summary of the product design information and pricing.  Following receipt of the Product Summary Overview, CONSECO will use its best efforts to approve the product design within ten (10) days, but, in any event, no later than thirty (30) days (“Initial Approval”).  Upon receipt of CONSECO’s Initial Approval,

*Confidential information omitted and filed separately with the SEC.

LMG will, within thirty (30) days, proceed with drafting detailed product descriptions, specifications and preliminary pricing models of the proposed Proprietary Product

(“Product Information”). LMG will also provide access to such other information, materials and personnel relating to such products as CONSECO reasonably requests, without charge to CONSECO. Following receipt of the Product Information, CONSECO will have thirty (30) days to determine, in its sole discretion, if the product is approved (“Final Approval”).  The parties may, by mutual agreement, extend any deadline during this process.  In addition, the parties may revise the product design or re-price the product as necessary during these periods, to ensure that the product meets the desired objectives. If CONSECO determines the product is acceptable and gives its Final Approval, it will notify LMG in writing and a Work Order will be executed with a mutually agreed Effective Date. The product will be deemed to be a Proprietary Product within the terms of this Agreement, if: (a) a Work Order is signed for the product; and (b) the product is placed by mutual agreement of LMG and CONSECO on a Proprietary Products list.

2.3.

The commissions specified in a Work Order shall be modified whenever necessary to conform to the legal requirements of any state. CONSECO agrees not to withdraw, discontinue or significantly modify a Proprietary Product that has been launched into the marketplace pursuant to Section 2.2 without providing * (*) days prior written notice to LMG unless such withdrawal, discontinuance or modification is mandated by law, regulation, regulatory authority or court of law, or in response to a material regulatory, market conduct, rating issue or economic conditions, including tax issues, which was/were not anticipated when the Proprietary Product was launched which results in the Proprietary Product performing adversely to its original pricing. CONSECO retains sole discretion to determine if a regulatory or market conduct issue is material but will not be unreasonable in its assertion of same.  If CONSECO withdraws any Proprietary Product within  * (*) months of the Launch Date for reasons other than CONSECO’s determination that the withdrawal is mandated by law, regulation, regulatory authority or court of law, or in response to a material regulatory market conduct, rating issue or economic conditions, including tax issues which was/were not anticipated when the Proprietary Product was launched which results in the Proprietary Product performing adversely, CONSECO will reimburse LMG $*, plus the cost of any unused inventory of marketing materials. Notwithstanding, all such costs to be reimbursed will not exceed $* per Proprietary Product.  Furthermore, CONSECO may not be required to reimburse LMG if CONSECO and LMG agree in writing to withdraw such a Proprietary Product.

2.4.

CONSECO shall have the sole responsibility for maintaining and filing, and the costs associated with the filing, advertising materials in those states that so require prior to approving their use by LMG. In addition, CONSECO shall ensure a timely response to LMG’s submission of marketing materials requiring approval by CONSECO. CONSECO agrees to the following objectives in terms of service standards for CONSECO in supporting the marketing activities of LMG:

*Confidential information omitted and filed separately with the SEC.

Description

Turnaround Times

Best Efforts

No Later Than

Advertising

* hours

* hours unless state

approval is required

Contract forms

* business days

* business days

Marketing Materials

*-* business days

*-* business days

Education Materials

*-* business days

* business days

Market Conduct Materials

*-* business days

* business days

2.5.

CONSECO shall provide LMG with written notice of any change of authority of persons authorized and enumerated in APPENDIX B to provide LMG with instructions or directions relating to services to be performed by LMG under this Agreement.

2.6.

During the term of this Agreement and for a period of * (*) months immediately following the termination of this Agreement between the parties, CONSECO or Conseco Companies shall not, directly or indirectly, solicit or recruit to represent CONSECO or Conseco Companies any LMG Wholesaler, Producer, or employee, unless such Wholesaler or Producer was contracted and/or appointed with CONSECO as of the date of this Agreement.

2.7.

CONSECO shall pay all license or royalty fees for use of any intellectual property belonging to a Third Party that is used with any Proprietary Products except to the extent of any intellectual property used by LMG in connection with performing its services pursuant to the Administrative Services Agreement between the parties or this Agreement.  Notwithstanding the foregoing, if this Agreement or the Administrative Services Agreement terminates, and CONSECO desires to process or perform any services for which LMG had previously been responsible, CONSECO shall be required to obtain all licenses and pay any royalty fees on its own behalf to the extent CONSECO wishes to use such intellectual property.

2.8.

LMG will use commercially reasonable efforts, employing reasonable and standard industry practices, to collect outstanding debit balances (“Commercial Collection Process”) from Wholesalers and Producers.  If a debit balance is not collected within * (*) months of the date it arises and LMG has utilized its Commercial Collection Process, LMG shall be responsible for the uncollected portion of any such debit balance.

2.8.1.

Notwithstanding the foregoing, if the debit balance results from the unilateral decision, action, omission, or error of CONSECO or any CONSECO agent, CONSECO shall be *% responsible for any such resulting uncollected debit balance.   The parties shall use their best efforts to discuss and agree what, if any, charge-backs shall be made and/or collection efforts LMG shall utilize in such instances.

*Confidential information omitted and filed separately with the SEC.

2.8.2.

Except for debit balances subject to Section 2.8.1., the parties further agree that if the debit balance results from a rescission ordered by a governmental entity or otherwise imposed upon the parties, or considered by the parties in resolution of any such action, the parties shall use their best efforts to discuss and resolve the parties’ responsibility for any such resulting uncollected debit balance.   The parties shall use their best efforts to discuss and agree what, if any, charge-backs shall be made and/or collection efforts LMG shall utilize in such instances.

2.9.

CONSECO shall be responsible for the cost of filing the Proprietary Products Contract Forms with applicable regulatory authorities including the costs of obtaining “opinion letters” from counsel or any consulting fees on such Proprietary Products. However, if LMG requests a separate legal opinion letter or the use of a consultant for its exclusive benefit separate from the joint product development process, LMG will be solely responsible for all such costs or fees.  “Contract forms” shall include, but are not limited to, master contract forms, riders, endorsements, certificates, policies, notices, disclosures, applications, amendments or administrative forms. Further, CONSECO shall have the sole responsibility for drafting and the costs of any required group trusts and  LMG will assist in the drafting, completion and preparation of filing of such policy (contract) forms if requested by CONSECO.  If CONSECO authorizes LMG to contract with outside consultants to assist with the preparation of contract forms or to expedite the state Department of Insurance approval process, CONSECO shall reimburse LMG for such expenses.

2.10

CONSECO shall be responsible for ensuring compliance with applicable laws regarding the Contracts underwritten by it and any required interpretation of such laws.

2.11

CONSECO shall dedicate the resources necessary to bring the Proprietary Products to the market.  In any event, CONSECO agrees to use its best efforts to underwrite at least one new Proprietary Product per contract year, or as otherwise mutually agreed by the parties.

3.

RIGHTS AND OBLIGATIONS OF LMG

3.1.

At all times during the term of this Agreement, LMG (or the licensed individual who is acting on behalf of LMG in the capacity of an Officer in such states that do not permit the licensing of corporations) and all Wholesalers and Producers shall be properly licensed with each state or other jurisdiction and properly appointed with CONSECO in each state or other jurisdiction within the Territory before engaging in any activity that under the laws of such state or other jurisdiction makes such licensing and appointment necessary. Without limiting the generality of the foregoing, LMG shall require all such Wholesalers and Producers to, at all times, bear the cost of maintaining all licenses required by any such state, it being understood that CONSECO is not responsible for licensing fees or other costs of licensing.

*Confidential information omitted and filed separately with the SEC.

3.2

LMG will itself and will communicate to and cause each Wholesaler and Producer to use only forms, applications, advertising (as such term is generally defined by the regulation of the state or other jurisdiction in which the Proprietary Products are solicited), guides, and rules furnished, authorized, or promulgated by CONSECO and agreed to by both parties and in each state or other jurisdiction where any Wholesaler or Producer solicits Proprietary Products.  No written advertising or sales materials of any kind, including sales illustrations, or recruiting material referencing the Proprietary Products of CONSECO shall be authorized by LMG until after it has been approved in writing by CONSECO.  LMG will provide such materials with sufficient lead-time to allow appropriate review by CONSECO.  CONSECO will then provide a timely response, as indicated in section 2.4 of this Agreement. In responding to CONSECO, LMG agrees to abide by the same turn-around times for its responses as provided CONSECO in section 2.4 of this Agreement.

3.3.

LMG agrees to maintain the following insurance coverage:

3.3.1.

LMG will possess a fidelity bond of at least $* per occurrence and $* of aggregate coverage for any losses caused by the dishonesty of LMG’s employees.  LMG will also maintain adequate surety bond(s) as required in the states in which it is compelled to do so.  LMG will file such bond, if so required, with the appropriate agency.  The bond shall be executed by a corporate insurer authorized to transact business in the state that mandates the maintenance of such bond.

3.3.2.

LMG will possess and maintain errors and omissions coverage of at least $* per occurrence and in the aggregate of coverage that will comply with the requirements of the states in which such insurance coverage is required.

3.3.3.

LMG will possess and maintain commercial, general and liability insurance of at least $* per occurrence and $* of aggregate coverage.

3.3.4.

LMG will require, as part of the appointment process, Wholesalers and Producers to provide proof of errors and omissions coverage satisfactory to CONSECO.  If the Wholesaler or Producer does not maintain the requisite errors and omissions insurance coverage, LMG will purchase errors and omissions insurance coverage on a per policy basis on behalf of Wholesaler or Producer, with coverage of $* per Wholesaler and Producer, or per occurrence.  LMG will deduct all or a portion of Producer’s commissions to satisfy any indebtedness associated therewith.

3.4.

In performance of its marketing obligations and duties, LMG will not, and will inform its Wholesalers or Producers appointed hereunder in the performance of their obligations and duties hereunder, of the restriction against any of the following (where applicable):

3.4.1.

Enter into any agreement or incur any obligation on behalf of CONSECO, except with CONSECO’s written permission, or commit CONSECO to:

(i)

Pay any money to any such Wholesaler, Producer, or employee.

(ii)

A date that a payment will be made.

*Confidential information omitted and filed separately with the SEC.

3.4.2.

Assign this Agreement or any compensation, other than commissions payable to Wholesalers and Producers, payable under it without the prior written consent of CONSECO.

3.4.3.

Solicit applications for CONSECO in any manner prohibited by, or inconsistent with, the provisions of this Agreement or the rules and regulations mutually agreed by both parties, now or hereafter in force.

3.4.4.

With respect to any Proprietary Product Contract:

 (i)

Make any alterations, modifications, or endorsements or otherwise alter CONSECO’s obligations as stated in the Proprietary Product Contract.

 (ii)

Adjust or settle any claim; except as provided for in the Administrative Services Agreement, executed concurrently herewith.

3.4.5.

Initiate any civil or criminal action or proceeding, whether or not brought in the name of CONSECO, which may in any way involve or affect CONSECO, its affiliates, their business, operations, or any Proprietary Product issued by CONSECO.  The foregoing shall not be construed as a waiver of any other right or entitlement hereunder, at law or in equity, that LMG may have to enforce its rights arising out of this Agreement.

3.4.6.

Use or authorize the use of any written, oral, or visual communication, circular, advertisement, or other publication except as follows:

LMG agrees that it will not place into use, or distribute to any person, any advertising, sales material, or other document (including, without limitation, illustrations, telephone scripts, and training materials) referring directly or indirectly to CONSECO or its Proprietary Products or cause, authorize, or permit any person to do so, without CONSECO’s prior written consent.  LMG agrees that it will not use the name of CONSECO on any business card, letterhead, website, or marquee or in any directory listing, or in any other manner, or cause, authorize or permit any Producer or other person to do so, without CONSECO's prior written consent.

3.4.7.

Knowingly, intentionally, or willfully violate the insurance laws or regulations of any regulatory authority of any state or any other jurisdiction in which LMG represents CONSECO.

3.4.8.

Embezzle or knowingly, intentionally, or willfully misapply funds of CONSECO or any other person or entity.

3.4.9.

Perpetrate any fraud against CONSECO or any other person or entity.

3.5.

LMG will create, print, and distribute of all advertising materials used by LMG for Proprietary Products jointly developed.  Notwithstanding, CONSECO will be responsible for filing such advertising materials with each state as required.

*Confidential information omitted and filed separately with the SEC.

3.6.

LMG will be solely responsible for any commissions to be paid to Wholesalers or Producers, which are earned as a result of selling CONSECO Proprietary Products through LMG, except as hereafter provided in Section 8 of this Agreement.

3.7.

LMG shall have no authority, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement.  Without limiting the generality of the foregoing sentence, LMG specifically agrees that it will not do any of the following without the prior written consent of CONSECO:

3.7.1.

Litigation and Regulatory Actions: Institute, prosecute, or defend any legal proceedings or regulatory examinations or investigations (which shall not include regulatory complaints) in connection with any matter pertaining to the offering and/or sale of the Proprietary Products.  Notwithstanding the foregoing, LMG may defend itself in any action which names LMG, provided that LMG and CONSECO shall confer with and cooperate with one another, including but not limited to entering into a joint defense agreement.

3.7.2.

Alterations: Waive, amend, modify, alter, terminate, or change any term, provision, or condition stated in any Proprietary Product, or discharge any contract in the name of CONSECO.

3.7.3.

Advice to Wholesalers or Producers/prospective Wholesalers or Producers: Offer tax, legal, or investment advice to any Wholesaler or Producer or prospective Wholesaler or Producer of CONSECO under any circumstances, with respect to a contract.  Notwithstanding the foregoing, LMG shall not be prohibited from providing detailed information regarding the features of the Proprietary Products.

3.8

LMG shall provide CONSECO with written notice of any change of authority of persons authorized and enumerated in APPENDIX B to provide CONSECO with instructions or directions relating to services to be performed by CONSECO under this Agreement.

3.9

LMG understands and agrees that it is performing services for policyholders on behalf of CONSECO and that the policyholder is the customer of CONSECO. To protect the policyholder’s nonpublic personal information, LMG agrees to abide by the provisions contained in APPENDIX C.

3.10

If in the event that LMG sells any health or other products that require personal health information, LMG understands and agrees that it will receive, create and/or maintain CONSECO insured’s protected health information (PHI) in order to perform services for CONSECO insureds on behalf of CONSECO, in accordance with the parties’ mutually agreed-upon provisions.

*Confidential information omitted and filed separately with the SEC.

4.

TERM, ASSIGNMENT, MODIFICATION, AND TERMINATION OF AGREEMENT

4.1

Subject to termination as provided in Section 4.4 of this Agreement, this Agreement shall remain in force and effect until the close of business on October 10, 2009, (the Term of this Agreement).  This Agreement shall be renewed automatically for successive terms of one (1) year unless terminated by either party by providing twelve (12) months prior written notice to the other.

4.2

Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent, as signed by one or more of the personnel shown on APPENDIX B, of the granting party.

4.3.

This Agreement may be modified or amended at any time by mutual agreement of the parties, provided the modification or amendment is in writing, signed by authorized personnel, as provided in APPENDIX B of this Agreement.

4.4.

The termination of this Agreement is governed by the following provisions:

4.4.1.

LMG or CONSECO may terminate this Agreement, at any time, without cause by providing twelve (12) months written notice to the other. This Agreement may be terminated by mutual agreement of the parties in writing at any time. CONSECO shall provide written notice of termination or cancellation of this Agreement to the appropriate departments of insurance within fifteen (15) days of such termination if, and to the extent required by, applicable law or regulation. LMG and CONSECO shall fulfill any lawful obligations with respect to such contracts affected by this Agreement, regardless of any dispute between LMG and CONSECO.

4.4.2.

If either of the parties hereto shall materially breach this Agreement or be materially in default in the performance of any of its duties and obligations hereunder (the “Defaulting Party”), the aggrieved party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied within forty-five (45) days after such written notice is given, then the aggrieved party may terminate this Agreement by giving thirty (30) business days written notice of such termination to the defaulting party. This Agreement shall terminate immediately upon expiration of the 30-day notice period.

4.4.3.

Notwithstanding anything herein to the contrary, CONSECO or LMG may immediately terminate this Agreement with cause, upon written notice to the other. “Cause” includes, without limitation, acts or omissions that constitute fraudulent, criminal, or grossly unethical activity or blatant disregard for the terms and conditions of this Agreement.

4.4.4.

LMG or CONSECO, at its sole option, may terminate this Agreement without cause immediately upon written notice in the event that the other party: (i) files for bankruptcy protection; (ii) has an involuntary bankruptcy proceeding filed against it; or (iii) is placed under rehabilitation or receivership by any regulator or court of competent jurisdiction.

*Confidential information omitted and filed separately with the SEC.

4.4.4.1.

If LMG initiates or seeks protection under bankruptcy, rehabilitation, or receivership in order to dissolve and cease operating as a business, and CONSECO terminates pursuant to Section 4.4.4, the eighteen-(18)-month post-termination prohibition period in which CONSECO may not solicit LMG’s Wholesalers and Producers shall be waived, as found generally in this Agreement including Sections 1.6, 2.6, and 6.1.

4.4.5.

Termination of this Agreement by default or breach by CONSECO shall not constitute a waiver of any rights of LMG in reference to services performed prior to such termination. Termination of this Agreement by default or breach by LMG shall not constitute a waiver by CONSECO of any other rights it might have under this Agreement.

4.4.6.

Termination of this Agreement does not affect in any way the Administrative Services Agreement executed concurrently herewith.

5.

INDEMNIFICATION

5.1.

LMG shall indemnify, hold harmless, and agree to defend CONSECO from any and all liability, costs, and expenses, including reasonable attorneys' fees, with respect to Third Party claims arising out of:  (i)  LMG’s or its employees’  negligent act(s) or omission(s); (ii) LMG’s, or its employees’ refusal to comply with the terms of this Agreement; or (iii) LMG's or its employees’ refusal to comply with any law or regulation with respect to its duties hereunder.  Notwithstanding this sub-section, LMG shall not be required to indemnify or hold harmless CONSECO  for: any act or omission of LMG which was specifically  and  intentionally directed, approved, or ratified by CONSECO or any liability, costs and expenses to the extent resulting from CONSECO’s own negligent act(s) or omission(s).

5.2.

CONSECO shall indemnify, hold harmless, and agree to defend LMG from any and all liability, costs, and expenses, including reasonable attorneys' fees, with respect to Third Party claims arising out of: (i) CONSECO’s or its agents’ negligent act(s) or omission(s); (ii) CONSECO’s failure to comply with the terms of this Agreement; (iii) CONSECO’s or its agents’ failure to comply with any law or regulation; or (iv) for any act or omission of LMG or any other entity which was directed, approved, or ratified by CONSECO.

6.

RIGHTS AND OBLIGATIONS OF BOTH PARTIES

6.1.

During the term of this Agreement and for a period of * (*) months, CONSECO and the Conseco Companies agree not to develop any proprietary products with any LMG Wholesaler or Producer, who was not an existing agent of CONSECO or any of its affiliates as of the effective date of this Agreement, without the express written approval of LMG unless * (*) months has passed since the termination of such Wholesaler or Producer’s Agreement with LMG.

*Confidential information omitted and filed separately with the SEC.

6.2

Any Agent for CONSECO who desires to sell the  Proprietary Products will need to contract with LMG to sell such Proprietary Products. LMG agrees to contract any Agent recommended by CONSECO provided that Agent satisfies LMG’s established agent contracting criteria and such Agents will not be subject to the provisions of Section 6.1 and 2.6 of this Agreement.

7.

PROPRIETARY AND CONFIDENTIAL INFORMATION

7.1.

Confidential Information.  Except as otherwise specifically agreed in writing by the parties, Confidential Information shall include all information of a party marked confidential, restricted, proprietary, or with a similar designation.  The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information.

7.1.1.

In the case of CONSECO  Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, Software provided to LMG by or through CONSECO, CONSECO’s personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions, existing CONSECO Product pricing and other actuarial information, or security procedures of CONSECO,  or other information of CONSECO which would be deemed by a reasonable person to be confidential or proprietary in nature.

7.1.2.

In the case of LMG, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, Software provided to CONSECO by LMG; LMG’s customer, Wholesaler and Producer lists and information; personnel records; information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of LMG; or any client, or customer, or any other information of LMG which would be deemed by a reasonable person to be confidential or proprietary in nature. CONSECO and the Conseco Companies shall not directly or indirectly use, disclose or misappropriate information about LMG's Wholesalers and Producers, including but not limited to directly or indirectly soliciting and/or recruiting such Wholesalers and Producers for CONSECO or CONSECO COMPANIES or any other entity.

7.2.

Obligations.

7.2.1.

Each party's Confidential Information shall remain the property of that party except as expressly provided otherwise by the other provisions of this Agreement.

*Confidential information omitted and filed separately with the SEC.

7.2.2.

CONSECO and LMG shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to Third Parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.  LMG may disclose such information to one or more Third Parties performing hereunder where: (i) such Third Party is performing services in accordance with this Agreement; and (ii) such disclosure is necessary or otherwise naturally occurs in such Third Party’s scope of responsibility.

7.2.3.

As requested by the disclosing party during the Term and upon expiration or any termination of this Agreement and completion of the receiving party’s obligations under this Agreement, the receiving party shall return or destroy, as the disclosing party may direct, all material in any medium that contains, refers to, or relates to the disclosing party’s Confidential Information, and retain no copies unless otherwise required by law.

7.2.4.

Exclusions.  This section 7 shall not apply to any particular information which LMG or CONSECO can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party from a Third Party(other than a Wholesaler, Producer, applicant, policyholder or beneficiary of CONSECO) at the time of disclosure by the disclosing party to the receiving party; (iv) was received after disclosure to it from a Third Party (other than a Wholesaler, Producer, applicant, policyholder or beneficiary of CONSECO) who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party.  However, the exclusions of this Section shall not apply to information regarding LMG’s Wholesalers and Producers, nor grant CONSECO any right to use such information.  In addition, a party shall not be considered to have breached its obligations by disclosing Confidential Information of the other party as required to satisfy any legal requirement of a competent government body provided that, as promptly as possible upon receiving any such request and to the extent that it may legally do so, such party advises the other party.

7.3

Loss of Confidential Information.  In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party shall promptly, at its own expense: (i) notify the furnishing party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing party to minimize the violation and any damage resulting therefrom.

7.4.

No Implied Rights.  Nothing contained in this Section 7 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.

*Confidential information omitted and filed separately with the SEC.

8.

VESTING OF RENEWAL COMMISSIONS

8.1.

LMG, its successors, executors, assigns, or administrators are vested as to commissions provided in the WORK ORDERS executed for each Proprietary Product specifically including, but not limited to trail commissions, and shall continue to receive commissions on premiums, subject to the provisions of Section 8.2  for as long as the Proprietary Products issued under this Agreement  remain in force.

8.2.

In the event of any dispute between LMG and CONSECO, CONSECO shall continue to pay to LMG any commissions (including renewal and trailing)  earned prior to such dispute, except to the extent such commissions are disputed by CONSECO. Furthermore, in the event of the termination of this Agreement without cause, CONSECO will remain liable to LMG for  commissions  to which  LMG may have become entitled prior to the effective date of termination, to the extent that CONSECO has not previously remitted such commissions to LMG.

8.3.

If CONSECO terminates this Agreement under Section 4.4.3 for any act or omission that constitutes fraudulent, criminal, or grossly unethical activity, all compensation payable to LMG will cease.  However, any commissions due to LMG’s Wholesalers and Producers, including but not limited to initial, trailing, renewal, and/or additional-premium commissions shall be paid by CONSECO pursuant to the terms of the Administrative Services Agreement between the parties.

9.

NON-COMPETE PROVISION

9.1.

CONSECO and the Conseco Companies agree that they will not, during the term of this Agreement and for a period of * (*) months after the termination of this Agreement, sell or market any insurance product with features or specifications that are identical to those defined as unique in the Work Order for Proprietary Products developed by LMG and CONSECO, with any individual or entity other than LMG.  Notwithstanding the foregoing, in the event that * (*) separate insurance carriers that are not Conseco Companies, each having substantial annuity sales, also began to market a product with the unique features described in a Work Order for the Proprietary Products, such features will no longer be considered unique and CONSECO may separately begin to sell and/or market products with these unique features.  “Substantial annuity sales” is defined as annuity sales in excess of $* annually.

10.

GENERAL PROVISIONS

10.1.

The parties agree this Agreement is an honorable undertaking and agree to cooperate each with the other in carrying out its provisions.

10.2.

Each party will cause its employees to, upon receipt of any summons or other notice of suit or regulatory authority inquiry wherein the other party is named in any manner, forward any and all such documents within three (3) business days to the attention of the other party by facsimile, express or overnight mail, or courier.

*Confidential information omitted and filed separately with the SEC.

10.3.

The waiver of any breach of any term, covenant, or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, or condition. No term, covenant, or condition of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the party charged therewith.

10.4.

For any notice under this Agreement, notice shall be sufficient and effective five (5) business days after deposit in the U.S. Mail, postage prepaid, return receipt requested, or upon receipt if delivered personally or by fax or delivery service. Such notice shall be directed as follows:

To LMG:

Legacy Marketing Group

Preston Pitts, President

2090 Marina AV

Petaluma, CA 94954

With copy to:

Michael Ernst, Esq.

Stokes Lazarus & Carmichael LLP

80 Peachtree Park DR

Atlanta, GA 30309

To CONSECO:

Conseco Marketing L.L.C.

c/o Mike Dubes, President, Conseco Insurance Group

11825 North Pennsylvania Street

Carmel, IN 46032

10.5.

To the extent that the rules and regulations do not conflict with the terms of this Agreement, LMG and CONSECO will conform to the rules and regulations as mutually agreed upon by LMG and CONSECO.  This provision shall not be construed to alter the relationship of the parties as provided above.

10.6.

Each party expressly represents and warrants that it has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person, or corporation.  Each party warrants that the other party will be free from interference or disturbance in its use of all products, advertising, marketing techniques, and all information provided by the originating party.

10.7.

This Agreement shall be binding upon the successor and assignees of CONSECO as well as upon LMG’s successor and permissive assignees.

10.8.

The persons signing this Agreement on behalf of CONSECO and LMG warrant, covenant, and represent that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their board of directors.

*Confidential information omitted and filed separately with the SEC.

10.9.

This Agreement, including APPENDICES A, B, C, and D, attached, any Work Order subsequently executed and the provisions thereof, and the Administrative Services Agreement referenced on the first page hereof, constitute the entire agreement between the parties.  The parties acknowledge that the rights and obligations set forth in this Agreement do not affect the rights and obligations in the Administrative Services Agreement.  This Agreement shall be governed and construed in accordance with the laws of the state of Indiana. Any similar agreement signed prior to the execution dates below is null and void and abrogated hereby. No change, waiver, or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such change, waiver, or discharge is sought to be enforced. No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver.  A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

10.10.

LMG shall provide reasonable access during normal business hours to any location from which LMG conducts its business and provides services to CONSECO pursuant to this Agreement to auditors designated in writing by CONSECO for the purpose of performing audits for CONSECO.  CONSECO shall give thirty (30) days written notice for any normal and customary audits.  An agenda including the matters which it will audit shall be provided at least twenty-one (21) days in advance. Provided that adequate notice is given, LMG shall provide the auditors any assistance they may reasonably require. Such auditors shall have the right during normal business hours to audit any business record, activity, procedure, or operation of LMG that is reasonably related to the business marketed under this Agreement.

10.11.

CONSECO grants to LMG a non-exclusive, royalty-free license for the term of this Agreement for the use of such marks in connection with the performance of LMG's obligations hereunder, subject to CONSECO's quality control guidelines with respect thereto.  Notwithstanding the foregoing, LMG may register and own its own marks, including Proprietary Product names and features that may be used by LMG to market Proprietary Products jointly developed by LMG and CONSECO that are underwritten by CONSECO.  Further, LMG grants to CONSECO the right to place CONSECO's marks on LMG and CONSECO Proprietary Products.  Notwithstanding the foregoing, CONSECO may at its own cost and expense register and use own its own marks.  Each party will not use the other’s service marks, trademarks, and trade names, or the name of any affiliate of the other, in any way or manner not specifically authorized in writing by the other.

10.12.

Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part, as a result of delays caused by an act of God, natural disaster, war, terrorism, civil disturbance, court order, labor dispute, or other cause beyond that party’s reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning, or telecommunications equipment, and such nonperformance shall not be a default or ground for termination.

*Confidential information omitted and filed separately with the SEC.

10.13.

In no event and under no circumstances, however, shall either party under this Agreement be liable to the other party under any provision of this Agreement for lost profits or for exemplary, speculative, special, consequential, or punitive damages.

10.14.

Any controversy or claim arising out of or relating to this Agreement, or any claimed breach thereof, or arising out of or relating to the relationship between the parties shall be settled by arbitration administered by the American Arbitration Association, in Petaluma, CA, under its Commercial Arbitration Rules, and the judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.15.

If any clause, paragraph, term, or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such clause, paragraph, term, or provision shall be severed from the Agreement, and such findings shall not affect the remainder of this Agreement.

10.16.

This Agreement is the result of mutual negotiations between the parties and shall not be deemed to have been prepared by either party, but by both equally.  The headings of the several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such paragraph.

10.17.

The parties agree that this Agreement constitutes the full, complete, and entire Agreement between them and supersedes all prior understandings, agreements, conversations, or representations between them with respect to the subject matter of this Agreement. Any prior agreement between LMG and CONSECO regarding the same subject matter is null and void and abrogated hereby.

10.18

CONSECO and LMG acknowledge and agree that there are not any intended third-party beneficiaries of this Agreement.

10.19.

The Parties agree that this Agreement contains proprietary and confidential information.  No Party may disclose the contents of this Agreement or strategy or information shared pursuant to this Agreement to non-parties without the specific prior written consent of all Parties to this Agreement, except where disclosure is required by law, or court order, or to enforce the provisions hereof.  If a Party is served with legal process to disclose the contents of this Agreement or strategy or information shared pursuant to this Agreement, the Party so served shall immediately inform the other Party and, at least fourteen (14) days prior to disclosure, provide to the other Party a copy of such process. In the event the Party required to disclose material does not receive notice at least fourteen (14) days prior to the date disclosure is mandated, that Party shall notify the other Party immediately upon receipt of the order or process requiring disclosure.  The Party required to disclose shall use its best efforts to obtain a protective order prior to disclosing this Agreement or strategy or information shared pursuant to this Agreement, limiting the use and prohibiting further disclosure of same by the Third Party requesting the information.

10.20.

Unless otherwise stated, all references to “days” shall refer to calendar days.

*Confidential information omitted and filed separately with the SEC.

10.21.

Survival: Sections 1.6, 2.6, 5, 6.1, 7, 8, 9, 10.13, 10.14, and 10.15, and shall survive the termination of this Agreement.

10.22.

Counterparts:  This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.

In witness whereof, the parties hereto have executed this Agreement to take effect on the date specified.

LEGACY MARKETING GROUP

By: /s/ R. Preston Pitts

Title: President

Date: October 13, 2005

CONSECO MARKETING L.L.C.

By: /s/ Michael J. Dubes

Title: President

Date: October 10, 2005

*Confidential information omitted and filed separately with the SEC.

APPENDIX A

COMPENSATION PAYABLE TO LMG

1.

New Carrier Marketing Promotional Compensation

LMG will establish a marketing and promotional campaign to introduce LMG's relationship with CONSECO, which includes, but is not limited to, the following:

-Building recognition of the CONSECO brand to LMG's Wholesalers and Producers

-Grassroots approach to launching CONSECO to LMG's Wholesalers and Producers

-All expenses associated with LMG resources dedicated solely to the debut of CONSECO and its LMG Proprietary Products

-Additional incentive and bonus programs to promote the LMG and CONSECO relationship and LMG Proprietary Products

In exchange for the above-mentioned marketing promotion, CONSECO shall advance LMG two (2) payments under the following terms and conditions:

1)

$* advance payable from CONSECO to LMG immediately upon the execution of this Agreement. The full amount of the $* advance shall be forgiven upon LMG’s completing the Marketing Plan attached hereto as APPENDIX D on or before the * (*) month after the Product Launch Date.   If LMG fails to complete the Marketing Plan by the * (*) month after the Product Launch Date, then LMG shall immediately refund the $* advance to CONSECO.

2)

An additional $* advance payable from CONSECO to LMG within * (*) days after CONSECO’s Initial Approval of the Product Summary Overview submitted by LMG as referenced in Section 2.2 of this Agreement. The $* advance shall be earned as new premium is collected by CONSECO.  For each dollar of new premium collected, the advance will be earned in an amount equal to the new premium collected times * (*) basis points (*). After $* of new premium is collected, the advance will be earned in full and not subject to repayment.  If $* of new premium is not collected within * (*) months after the Product Launch Date, the portion of the advance which has not been earned must be immediately repaid to CONSECO.  The amount of advance which has not been earned, and must be repaid, will be equal to $* minus the total collected premium multiplied by * (*) basis points (*) [$* – premium collected = x (*)].

Provided, however, that if CONSECO withdraws, discontinues, or significantly modifies a Proprietary Product for any reason, or if any material regulatory, market conduct, rating issue or economic conditions occurs (including tax or securities issues which was/were not anticipated when the Proprietary Product was launched), the parties shall mutually agree upon such new time periods and/or total amount of new premium collected in order for Legacy to earn in full the $* advance.

*Confidential information omitted and filed separately with the SEC.

“Product Launch Date” shall be defined in the first Work Order entered by LMG and CONSECO.

2.

Commission And Marketing Allowance (such Commissions and Marketing Allowances shall survive the termination of this Agreement with respect to any additional deposits) – To be determined in each Proprietary Product’s Work Order

3.

LMG Trail Commission (such trail and renewal commissions shall survive the termination of this Agreement) – To be determined in each Proprietary Product’s Work Order

* The Commission, Marketing Allowance and Trail Commission may vary with the development of each new Proprietary Product, as determined by the pricing of each Proprietary Product.

*Confidential information omitted and filed separately with the SEC.

(b) APPENDIX B

(a) SCHEDULE OF AUTHORIZED PERSONNEL

b)

Representing CONSECO MARKETING L.L.C.

Michael Dubes

President, Conseco Insurance Group

Brad Corbin

Executive Vice President, Sales

c)

Representing LMG

Preston Pitts

President

Lynda Regan

Chief Executive Officer

John Abbott

Chief Information Officer

Ata Azarshahi

Chief Actuary

*Confidential information omitted and filed separately with the SEC.

APPENDIX C

GLB Addendum

Purpose.  Conseco and LMG have entered into an Agreement whereby Conseco (hereinafter “Company”) and LMG may disclose certain Nonpublic Personal Information (NPI) as defined below.  The Gramm Leach Bliley Act (GLB) governs how an individual’s NPI may be disclosed.  To assure compliance with GLB, Company and LMG agree to the following terms and conditions as applicable:

1.

Definitions.  For purposes of this Addendum, the following terms shall have the designated meanings:

Confidential Information shall be mean any Nonpublic Personal Information, and any information concerning or relating to Conseco’s business, including but not limited to any strategic marketing data, procedures, methods, customer lists, inquirer lists, customer data, inquirer data, claim data, lapse and mortality experience data, expenses, profit objectives, books, records, supplies, computer tapes, knowhow and trade secrets which LMG may receive, whether received during or after the term of this Agreement, regardless of the source of the information. Confidential Information shall not include any information which, at the time of disclosure, (i) was available to the public, (ii) was rightfully obtained from third parties under no obligation of confidentiality with respect to such information, (iii) was independently developed by the party without access to Confidential Information, or (iv) was already in the possession of the party prior to the commencement of services.

Consumer means an individual who has either obtained or sought to obtain a product or service from Conseco, its parents, subsidiaries or affiliates, for personal, family, or household purposes and includes an individual’s legal representatives.

Nonpublic Personal Information means any information that (a) relates to any Consumer; (b) relates to, or derives from, any transaction between Conseco, its parents, subsidiaries or affiliates and any Consumer; or (c) is a list, description or other grouping of Consumers. Nonpublic Personal Information shall include, but is not limited to, application information, health information, account information, Consumer names and addresses, consumer report information, and the mere fact that an individual is or was a customer of Conseco.

LMG shall mean a nonaffiliated Third Party who performs services for or on behalf of Conseco.

2.

Provision of Information.  Conseco agrees to provide to LMG the information reasonably requested or required in order for LMG to provide the services.

*Confidential information omitted and filed separately with the SEC.

3.

Covenant Not to Disclose or Use Confidential Information.

a.

LMG agrees (1) to use Confidential Information only in furtherance of the Services to be provided hereunder, (2) to limit access to the Confidential Information to those employees, agents or representatives who have a reasonable need for such information, (3) to instruct all who have access to Confidential Information of the necessity to maintain the confidentiality of such information, (4) not to permit the duplication, use or disclosure of Confidential Information to any other person, whether such disclosure be oral, written, in the form of drawings, other documents, computer tapes or other electronic transmission, unless specifically so authorized in writing by Conseco. LMG agrees that (1) this covenant regarding the use of Confidential Information shall survive the termination of this Agreement, (2) any materials or documents, including copies thereof, which contain Confidential Information shall be promptly returned to Conseco upon the request of Conseco; and (3) LMG shall be liable for any and all breaches of such covenant by LMG, its employees, agents or representatives, whether such breach occurs during or after the term of this Agreement.

b.

LMG agrees to implement and maintain appropriate technical, administrative and procedural measures to ensure the confidentiality and security of Confidential Information and to allow Conseco access to books, records, and facilities as necessary to audit compliance with those procedures.

4.

Third-Party Rights. The terms of this Addendum are not intended, nor would they be construed, to grant any rights to any parties other than to LMG and Conseco.

5.

Data Security. LMG hereby represents and warrants that it will utilize its commercially reasonable efforts to implement technical and physical safeguards and policies and procedures to protect and safeguard NPI.

6.

Breach. If LMG materially breaches or threatens to breach its obligations under this Agreement, Conseco shall have the right, in addition to such other remedies which may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies would be inadequate.

7.

Indemnification. LMG agrees to indemnify and hold Conseco, its directors, officers, employees and affiliates harmless, for any damage, loss, or liability (including criminal or civil penalties, court costs, reasonable attorneys’ fees, the cost of enforcing this indemnity provision and costs incurred by Conseco as a result of an audit or investigation by the Secretary, or any other governmental official or department) arising out of or resulting from the unauthorized use or disclosure by or through LMG of NPI.

8.

Amendment. LMG and Conseco agree to take such action as is necessary to amend this Addendum from time to time as is necessary for Conseco to comply with the requirements of any applicable federal or state statute or regulation governing privacy and security of information.

*Confidential information omitted and filed separately with the SEC.

APPENDIX D

LMG MARKETING PLAN

Objective

This Plan is designed to introduce CONSECO to LMG’s field force.  This plan will highlight LMG’s multi-step approach to introducing the CONSECO relationship and the initial Proprietary Product line to LMG’s field force.

The proposed program has two key elements: the repositioning of CONSECO and the recruitment of distribution.  The proposals in the outline below will provide for education about CONSECO, sales and promotional plan regarding the initial product line and bonus initiatives for sales of the initial product line.   These items will be in addition to LMG’s normal and ongoing product promotion, regular field communication programs, and regular Wholesaler/Producer meetings.

Audiences

The 3 focus audiences of this plan are:

1.

Wholesalers

2.

Producers

3.

Wholesalers' Internal Marketers

Plan Overview

The plan is divided into 3 distinct categories: Education about CONSECO; Sales and Promotion Plan; and Bonus Incentives Tied to Production.

1.

Education about CONSECO

LMG will invite its top Wholesalers to an initial, kick-off meeting.  The event will include a day of events and entertainment.  The focus of the event will be on CONSECO and the LMG relationship.  This would give LMG the opportunity to educate its Wholesalers on CONSECO's financial status and why LMG chose CONSECO as its next carrier partner.  LMG would also give its Wholesalers information that they could then use to communicate to their downline the financial strengths of CONSECO.

LMG will invite a few of its top Wholesalers to CONSECO's Carmel campus.  The attendees would meet with the new executive team.  The goal would be for CONSECO to impress upon the attendees the qualities, caliber and commitment of CONSECO's new leadership.

*Confidential information omitted and filed separately with the SEC.

2.

Sales and Promotion Plan

LMG will implement a program to conduct a promotional campaign to its Producers.  This promotional campaign would utilize print and email media and would be directed to LMG's Producers that have submitted new business to us in the last 24 months.

LMG will implement a program to conduct several road shows throughout the country.  The shows will highlight CONSECO and the LMG/CONSECO product line.

3.

Bonus Incentives Tied to Production

LMG will implement a program with a qualification period over several months for select Wholesalers and Producers.  These select Producers and Wholesalers would receive additional commission if they meet certain agreed-upon production levels by the end of the qualification period.

LMG will implement a program to pay a recruiting bonus for Wholesalers who recruit Producers that ultimately submit an application for the LMG/CONSECO initial product line.

LMG will implement a program to offer a range of promotional programs to Wholesalers' internal marketers to encourage them to recruit Producers to CONSECO and promote the LMG/CONSECO initial product.

LMG will implement a program to offer 2 nights’ hotel accommodations and a 1-day training program in Petaluma for any Producer that has produced $* of commissions since being contracted with LMG. The 1-day training will include a discussion of the CONSECO relationship and the LMG/CONSECO initial Proprietary Product.

*Confidential information omitted and filed separately with the SEC.